                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            C-COR ELECTRONICS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                        60 DECIBEL ROAD
[C-Cor Electronics, Inc.]               STATE COLLEGE, PA 16801 USA
                                        814-238-2461/800-233-2267

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 13, 1998

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of C-COR Electronics, Inc. will be held at the offices of the Corporation, 60 Decibel Road, State College, Pennsylvania, on Tuesday, October 13, 1998, at 9:00 a.m. for the following purposes:

  1. To elect four Directors, three Directors to serve a term of three years and one Director to serve a term of one year, and until their respective successors are elected and qualified.

  2. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed September 4, 1998, as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting and any adjournments. Consequently, only holders of Common Stock of record on the transfer books of the Corporation at the close of business on September 4, 1998, will be entitled to notice of and to vote at the meeting and any adjournments.

  Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.

                                          /s/ Chris A. Miller
                                          CHRIS A. MILLER
                                          Vice President-Finance, Secretary
                                          and Treasurer

September 21, 1998

                                        60 DECIBEL ROAD
[C-Cor Electronics Inc]                 STATE COLLEGE, PA 16801 USA
                                        814-238-2461/800-233-2267


                                PROXY STATEMENT
                                      FOR
          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 13, 1998

  This Proxy Statement is furnished to shareholders at the direction and on behalf of the Board of Directors of C-COR Electronics, Inc., a Pennsylvania corporation (the "Corporation"), for the purpose of soliciting proxies for use at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, October 13, 1998, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed or given to shareholders of the Corporation on or about September 21, 1998.

  The shares represented by the proxy will be voted if the proxy is received in time for the meeting. However, any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by giving notice of such revocation to the Secretary of the Corporation, by appearing at the meeting and voting in person, or by returning a later dated proxy.

  The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of Directors. With respect to other matters which may properly come before the meeting, the persons named in the accompanying proxy will vote in their discretion.

  Only shareholders of record at the close of business on September 4, 1998, will be entitled to vote at the Annual Meeting. On such date, there were 9,157,124 shares of the Corporation's Common Stock outstanding, each share being entitled to one vote, except that the holders have cumulative voting rights in the election of Directors. Therefore, each shareholder is entitled to as many votes in the election of those directors to be elected for a term expiring in 1999 or 2001, as the case may be, as shall equal the number of his or her shares of Common Stock multiplied by the number of directors of each such class to be elected. A shareholder may cast all such votes for a single nominee or may distribute them between two or more nominees within such class as he or she sees fit. To cumulate votes in this manner, the proxy must be clearly marked to indicate the number of votes to be cast for each nominee. Execution of a proxy giving authority to vote for the nominees named herein will give discretion to the named proxies to vote shares cumulatively for fewer than all nominees.

  The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted.

  The cost of preparing and mailing the Notice of Annual Meeting, this Proxy Statement and form of proxy will be borne by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors and other employees of the Corporation by telephone or personal solicitation. No additional compensation will be paid to such individuals. The Corporation may also pay persons holding stock in their names, or those of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

  Four Directors are to be elected, three Directors to hold office for terms of three years and until their successors shall have been elected and qualified and one Director to hold office for a term of one year and until his successor shall have been elected and qualified. The shares represented by the proxy will be voted for the nominees whose names appear herein, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons designated as proxies will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. They reserve full discretion to cast votes for another person in the event that any nominee is unable to serve.

  The nominee for election as a Director for a term expiring in 1999 receiving the highest number of votes cast by shareholders entitled to vote thereon, and the three nominees for election as Directors for terms expiring in 2001 receiving the highest number of votes cast by shareholders entitled to vote thereon, will be elected to serve on the Board of Directors. All of the nominees have indicated that they are willing to stand for election, and are willing to serve, if elected, but if any of them should decline to serve or become unavailable, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of Directors accordingly.

  The following table sets forth information as to nominees for Directors of the Corporation, as well as information as to the Directors of the Corporation who are continuing to serve. The offices referred to in the table are offices of the Corporation, unless otherwise indicated.

                    INFORMATION REGARDING DIRECTOR NOMINEES

                                   PRINCIPAL OCCUPATIONS
                                    AND BUSINESS DURING             YEAR FIRST
                                    LAST FIVE YEARS AND              BECAME A
 NOMINEE AND AGE                   CURRENT DIRECTORSHIPS             DIRECTOR
 ---------------                   ---------------------            ----------

To be elected for a term expiring in 2001:

 Anne P. Jones, 63        Telecommunications Consultant, since         1989
                          October 1994; Partner, Washington, D.C.
                          office of law firm of Sutherland,
                          Asbill & Brennan from September 1983
                          until October 1994; Commissioner,
                          Federal Communications Commission from
                          March 1979 until May 1983. Director,
                          Motorola Inc., IDS Mutual Fund Group
                          and AMNEX, Inc.
 Dr. James J. Tietjen, 65 Dean, School of Technology Management,       1987
                          The Stevens Institute of Technology,
                          since July 1996; Head of Department of
                          Management and Engineering Management,
                          The Stevens Institute of Technology,
                          from August 1994 to July 1996;
                          President and Chief Executive Officer,
                          SRI International, a non-profit
                          scientific research firm, from December
                          1990 to January 1994; President and
                          Chief Operating Officer, David Sarnoff
                          Research Center, Inc., a contract
                          research laboratory, from April 1987
                          through November 1990.
 John J. Omlor, 63        President and Chief Executive Officer,       1989
                          John J. Omlor Associates, Ltd., a
                          general business consulting firm, since
                          1981; Executive Vice President and
                          Chief Financial Officer, Paper
                          Manufacturers Co., a manufacturer of
                          office consumables, from September 1987
                          to September 1997. Director, Paper
                          Manufacturers Co. and FCG, Inc.


                                   PRINCIPAL OCCUPATIONS
                                    AND BUSINESS DURING             YEAR FIRST
                                    LAST FIVE YEARS AND              BECAME A
 NOMINEE AND AGE                   CURRENT DIRECTORSHIPS             DIRECTOR
 ---------------                   ---------------------            ----------
To be elected for a term expiring in 1999:

 David A. Woodle, 42      President and Chief Executive Officer
                          since July 20, 1998; General Manager--
                          Strategic Systems of Raytheon Systems
                          Company, a company providing computer
                          systems integration services to
                          government and commercial customers,
                          from January 1998 to July 1998; Vice
                          President and General Manager, Raytheon
                          E-Systems, HRB Systems from June 1996
                          to January 1998; VP, Strategic Programs
                          and TMS, Raytheon E-Systems, HRB
                          Systems from October 1990 to June 1996.

Continuing Members of the Board of Directors--terms expiring in 2000:

 Richard E. Perry, 68     Chairman since June 1986; Chief              1985
                          Executive Officer from July 1985 to
                          August 1996 and from March 1998 to July
                          1998; President from July 1985 to
                          December 1992. Director, Scientific
                          Systems, Inc.
 Donald M. Cook, Jr., 67  Retired; formerly, President and Chief       1988
                          Operating Officer, SEMCOR, Inc., a
                          corporation providing systems
                          engineering and management services,
                          from May 1990 to January 1996.
                          Director, RMS Information Systems, Inc.
 Javad K. Hassan, 57      President, J.K. Hassan Assoc. LLC since      1998
                          August 1998; President, Global
                          Communications Business (a division of
                          AMP Inc., a manufacturer of electronic
                          and electrical interconnection devices)
                          from July 1997 to August 1998;
                          President, Global Interconnect Systems
                          Business (a division of AMP Inc.) from
                          July 1995 to July 1997; Corporate Vice
                          President-Strategic Businesses, AMP
                          Inc. from January 1993 to July 1995;
                          Vice President-Technology, AMP Inc.
                          from 1988 to January 1993.

Continuing Members of the Board of Directors--terms expiring in 1999:

 I.N. Rendall Harper,     President, Chief Executive Officer and       1982
  Jr., 60                 Treasurer, American Micrographics
                          Company, Inc., a computer graphics
                          company, since 1977. Director, Federal
                          Reserve Bank of Cleveland, Keystone
                          Minority Capital Fund and Duquesne
                          University.
 Dr. Frank Rusinko, Jr.,  Senior Scientist and Director,               1990
  67                      Consortium for Premium Carbon Products
                          from Coal, since June 1998, and Senior
                          Scientist and Director, Carbon Research
                          Center, since August 1991, College of
                          Earth and Mineral Sciences, The
                          Pennsylvania State University; Senior
                          Scientist and Director, The Anthracite
                          Institute and The Cooperative Program
                          in Coal Research, from July 1992 to
                          December 1995, College of Earth and
                          Mineral Sciences, The Pennsylvania
                          State University; Honorary President,
                          Intech EDM, a division of Intech
                          Technology, N.V., a supplier to the
                          electrical discharge machining after-
                          market, from August 1991 to December
                          1993; Chairman, Transor Filter, U.S.A.,
                          a supplier of EDM filtration systems,
                          since August 1991.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table shows, as of June 26, 1998, as to each Director and nominee for Director of the Corporation, and as to the Chief Executive Officer, the former Chief Executive Officers during the last fiscal year and the executive officers of the Corporation listed in the Summary Compensation Table included elsewhere in this Proxy Statement, and as to all of the Corporation's Directors, Director nominees, former Chief Executive Officers during the last fiscal year and executive officers as a group, the amount and nature of beneficial ownership of the Corporation's Common Stock owned by such individuals. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not be actually outstanding. Unless otherwise noted, all shares are owned directly with sole voting and sole investment power.

NAME OF BENEFICIAL                              AMOUNT AND NATURE OF PERCENT OF
   OWNER                                        BENEFICIAL OWNERSHIP   CLASS
------------------                              -------------------- ----------
Donald M. Cook, Jr.                                     6,500(1)          *
David J. Eng                                           24,364(2)          *
I.N. Rendall Harper, Jr.                                9,000(3)          *
Javad K. Hassan                                         1,000             *
Anne P. Jones                                           6,000(4)          *
Chris A. Miller                                        16,027(5)          *
Gerhard B. Nederlof                                    23,821(6)          *
John J. Omlor                                          15,000(7)          *
Richard E. Perry                                      312,886(8)        3.3%
Dr. Frank Rusinko, Jr.                                  6,500(9)          *
Dr. James J. Tietjen                                   11,000(10)         *
David A. Woodle(11)                                         0             *
Scott C. Chandler(12)                                   1,700             *
Donald F. Miller                                       15,762(13)         *
All Directors, Director nominees and executive
 officers as a group (18 persons)                     474,921(14)       5.0%

--------
*  Represents less than 1% of the Corporation's Common Stock
 (1) Includes options (exercisable at June 26, 1998) to purchase 3,500 shares of Common Stock.
 (2) Includes options (exercisable at June 26, 1998 or within 60 days thereof) to purchase 22,100 shares of Common Stock and 1,342 shares of Common Stock held for Mr. Eng's account in the Corporation's Retirement Savings and Profit Sharing Plans.
 (3) Includes options (exercisable at June 26, 1998) to purchase 4,000 shares of Common Stock and 2,000 shares of Common Stock owned by Mr. Harper's wife. Mr. Harper disclaims beneficial ownership of the shares owned by his wife.
 (4) Includes options (exercisable at June 26, 1998) to purchase 2,500 shares of Common Stock.
 (5) Includes options (exercisable at June 26, 1998 or within 60 days thereof) to purchase 13,400 shares of Common Stock and 127 shares of Common Stock held for Mr. Miller's account in the Corporation's Retirement Savings and Profit Sharing Plans.
 (6) Includes options (exercisable at June 26, 1998 or within 60 days thereof) to purchase 21,821 shares of Common Stock.
 (7) Includes options (exercisable at June 26, 1998) to purchase 5,000 shares of Common Stock.
 (8) Includes options (exercisable at June 26, 1998) to purchase 200,000 shares of Common Stock, 12,886 shares of Common Stock held for Mr. Perry's account in the Corporation's Retirement Savings and Profit Sharing Plans and 100,000 shares owned by the Perry Family Limited Partnership. Mr. Perry served as interim Chief Executive Officer from April 7, 1998 until July 20, 1998.
 (9) Includes options (exercisable at June 26, 1998) to purchase 3,500 shares of Common Stock.
(10) Includes options (exercisable at June 26, 1998) to purchase 5,000 shares of Common Stock.
(11) The Company's Board of Directors elected Mr. Woodle as the Company's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
(12) Mr. Chandler resigned from the Board of Directors and from his position as President and Chief Executive Officer of the Company, effective April 7, 1998.
(13) Includes options (exercisable at June 26, 1998 or within 60 days thereof) to purchase 12,300 shares of Common Stock and 315 shares of Common Stock held for Mr. Miller's account in the Corporation's Retirement Savings and Profit Sharing Plans.
(14) Includes the shares and options referred to in the notes above, and options (exercisable at June 26, 1998 or within 60 days thereof) to purchase 35,120 shares of Common Stock and 2,856 shares of Common Stock held for the account of additional executive officers in the Corporation's Retirement Savings and Profit Sharing Plans. A Director disclaims beneficial ownership of 2,000 shares owned by his wife.

                            ADDITIONAL INFORMATION

BOARD OF DIRECTORS

  The Board of Directors held 18 meetings during the fiscal year ended June 26, 1998. Each of the incumbent Directors attended over 75 percent of the meetings of the Board of Directors and Committees on which they served, other than Javad K. Hassan who attended 73 percent of such meetings. During fiscal 1998, non-employee board members received an annual retainer of $7,000 if they did not serve as the chairperson of any Committee or $7,500 if they served as a chairperson, and $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of the Committees thereof that they attended. In addition, under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, each non-employee Director receives a grant of options to purchase 1,000 shares of the Corporation's Common Stock upon his or her initial election to that position and an annual grant of options to purchase 250 shares of the Corporation's Common Stock thereafter. The options granted under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant.

  The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee, the Strategic Planning Committee, the Nominating Committee and the Technology Innovation Committee. The members of all of these committees are appointed by the Board.

EXECUTIVE COMMITTEE

  The Executive Committee is currently comprised of Richard E. Perry (Chairman), Donald M. Cook, Jr., I.N. Rendall Harper, Jr. and John J. Omlor. During intervals between meetings of the Board of Directors, the Executive Committee may exercise all powers of the Board of Directors in the management of all affairs of the Corporation in such manner as the Committee deems to be in the best interests of the Corporation. The Executive Committee met eight times during the last fiscal year.

AUDIT COMMITTEE

  The Audit Committee is currently comprised of I.N. Rendall Harper, Jr. (Chairman), Javad K. Hassan, Anne P. Jones and Dr. Frank Rusinko, Jr. The Audit Committee is responsible for determining the adequacy of corporate accounting, financial and operating controls and meets with the Corporation's internal and independent auditors to review the services rendered by them to the Corporation. During the last fiscal year, the Audit Committee held seven meetings.

COMPENSATION COMMITTEE

  The Compensation Committee is currently comprised of Donald M. Cook, Jr. (Chairman), Anne P. Jones and Dr. James J. Tietjen. The Compensation Committee is responsible for managing the Corporation's 1988 Stock Option Plan (the "1988 Plan"), the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, the 1998 Incentive Plan (the "1998 Plan") and the Profit and Performance Award Plan (the "Profit Plan"), and approving the compensation of officers of the Corporation. No member of the Compensation Committee is an employee of the Corporation, or an executive officer of a company on whose board an executive officer of the Corporation serves as a director. The Compensation Committee held eight meetings during the last fiscal year.

STRATEGIC PLANNING COMMITTEE

  The Strategic Planning Committee, currently comprised of Richard E. Perry (Chairman), Donald M. Cook, Jr., I.N. Rendall Harper, Jr., Javad K. Hassan, Anne P. Jones, John J. Omlor, Dr. Frank Rusinko, Jr. and Dr. James J. Tietjen, permits the Corporation's management to discuss strategic planning with experienced Directors. The Strategic Planning Committee held three meetings during the last fiscal year.

NOMINATING COMMITTEE

  The Nominating Committee, currently comprised of Richard E. Perry (Chairman), I.N. Rendall Harper, Jr., Anne P. Jones and Dr. Frank Rusinko, Jr., was created for the purpose of recommending nominees for election to the Board of Directors and as Executive Officers. The Nominating Committee will consider nominees recommended by shareholders upon submission in writing to the Secretary of the Corporation of the names of such nominees, together with their qualifications for service with the Corporation. The Nominating Committee did not meet during the last fiscal year.

TECHNOLOGY INNOVATION COMMITTEE

  The Technology Innovation Committee, currently comprised of Dr. James J. Tietjen (Chairman), Javad K. Hassan, John J. Omlor and Dr. Frank Rusinko, Jr., provides the Corporation's management with the opportunity to discuss ways that new technologies and engineering resources can be developed and implemented. The Technology Innovation Committee held six meetings during the last fiscal year.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

  The Corporation must receive any proposal which a shareholder wishes to submit to the 1999 Annual Meeting of Shareholders before May 24, 1999, for inclusion in the proxy material for that meeting. Shareholder proposals to be presented at the 1999 Annual Meeting of Shareholders, but not included in the proxy material relating to that meeting, must be received no later than August 7, 1999. Nothing in this paragraph shall be deemed to require the Corporation to include in its proxy materials relating to the 1999 Annual Meeting of Shareholders any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Corporation's By-laws at that time in effect.

                               PRINCIPAL HOLDERS

  The following table sets forth, as of June 26, 1998, the beneficial ownership of the Corporation's Common Stock of each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding shares of the Corporation's Common Stock.

   NAME AND
  ADDRESS OF
  BENEFICIAL                        AMOUNT AND NATURE OF PERCENT
     OWNER                          BENEFICIAL OWNERSHIP OF CLASS
  ----------                        -------------------- --------
Salomon Smith Barney Holdings Inc.       1,124,321(1)      12.3%
388 Greenwich Street
New York, NY 10013
Fenimore Asset Management, Inc.            820,025(2)       9.0%
118 North Grand Street
Cobleskill, NY 12043
Wellington Management Company, LLP         725,000(3)       7.9%
75 State Street
Boston, MA 02109
The TCW Group, Inc.                        461,900(4)       5.0%
865 South Figueroa Street
Los Angeles, CA 90017

--------
(1) Based upon an amended Schedule 13G, dated January 7, 1998, received by the Corporation from The Travelers Group Inc. ("Travelers"), Salomon Smith Barney Holdings Inc. ("SSB Holdings") and Smith Barney Mutual Funds Management, Inc. ("MFM"), a registered investment advisor. MFM is a wholly owned subsidiary of SSB Holdings and shares voting and dispositive power with respect to 725,050 shares of the Corporation's Common Stock. SSB Holdings, a wholly owned subsidiary of Travelers, and Travelers, both disclaim beneficial ownership of such shares.
(2) Based upon an amended Schedule 13G, dated February 9, 1998, received by the Corporation from Fenimore Asset Management, Inc., a registered investment advisor, and Thomas O. Putnam.
(3) Based upon a Schedule 13G, dated January 13, 1998, received by the Corporation from Wellington Management Company, LLP.
(4) Based upon a Schedule 13G, dated February 12, 1998, received by the Corporation from The TCW Group, Inc. ("TCW") and Robert Day. Robert Day may be deemed to control TCW. TCW and Robert Day both disclaim beneficial ownership of such shares.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF BOARD OF DIRECTORS' COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") is comprised of Mr. Cook (Chairman), Ms. Jones and Dr. Tietjen, none of whom is or has been an officer or employee of the Corporation.

  The primary role of the Committee is to determine the compensation of the executives of the Corporation and its subsidiaries. The Committee is responsible for reviewing pay levels for senior executives, overseeing the Profit and Performance Award Plan, the 1988 Stock Option Plan, the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan and the 1998 Incentive Plan, and recommending to the full Board of Directors appropriate actions to achieve a sound executive compensation policy in support of the Corporation's short- and long-term business objectives.

  The executive compensation programs of the Corporation are designed to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the Corporation; and (3) align the interests of senior management with the long-term interests of the Corporation's shareholders. At present, the basic components of the Corporation's executive compensation program are base salaries, a profit incentive plan and long-term incentive compensation. The Corporation also provides broad-based employee benefit plans and certain other executive benefit plans. For the fiscal year ended June 26, 1998, the Committee had determined that compensation for the Chief Executive Officer and other executive officers should be weighted in favor of more "pay at risk" or "variable pay." During the fiscal year ended June 26, 1998, the Committee commenced a review of the Corporation's compensation programs and practices. Although this review is continuing, it is currently anticipated that the Corporation's compensation practices may be modified to reflect a more market-based base salary structure while continuing to include some portion of variable or "at risk" pay.

  Base Salary: For the fiscal year ended June 26, 1998, base salary for officers was below the median for comparable companies, and officers were given the opportunity to exceed this median via the officers' allocation under the Profit Plan.

  Profit Plan: Under the Profit Plan in effect for the fiscal year ended June 26, 1998, all full-time, active employees were eligible to participate except for employees of certain subsidiaries and employees participating in a Sales and Marketing Incentive Plan. The Profit Plan provides variable compensation based on the relationship of the pre-incentive, pre-tax profits of the Corporation compared to the Annual Financial Plan, endorsed by the Board of Directors at the beginning of each fiscal year. The Profit Plan is designed to provide incentive to management and all other employees to achieve and improve upon the profit levels set forth in the Annual Financial Plan. Pre-incentive, pre-tax profits must be at least 75 percent of that which is reflected in the Company's Annual Financial Plan in order to generate a Profit Plan pool. The minimum pool is 10 percent of pre-incentive, pre-tax profits and the maximum pool is 20 percent. Further, the Profit Plan pool is allocated to various sub-pools for distribution, based upon the employee's classification. Each employee's payout is the ratio of his or her base earnings to the total base earnings of all employees in their sub-pool. If the pre-incentive, pre-tax profits of the Corporation are between 75 percent and 100 percent of the those set forth in the Annual Financial Plan, then the officers as a whole will be allocated 10.6 percent of the total pool, to be allocated among them as described in the previous sentence. If the pre-incentive, pre-tax profits of the Corporation exceed 100 percent of those set forth in the Annual Financial Plan, then the officers as a whole will be allocated a sub-pool of 37 percent of the incremental pre-incentive, pre-tax profits in excess of that at 100 percent of the Annual Financial Plan. Amounts payable under the Profit Plan are paid in quarterly installments to certain employees, with the remainder of employees, including officers, eligible for an annual payment under the plan.

  Long-Term Incentive Compensation: On April 29, 1998, the Board of Directors adopted the 1998 Incentive Plan as a successor to the 1988 Plan. The purposes of the 1988 Plan and the 1998 Plan are to benefit the Corporation by providing increased incentive to employees, to aid the Corporation in attracting and retaining qualified employees and to promote the identification of such persons' interests with those of the Corporation's shareholders. All active, full-time employees of the Corporation are eligible to receive stock options, which are granted at a price equal to the current fair market value of the Corporation's stock and will be of value to the employee only if the stock value increases over time. In addition to stock options, under the 1998 Plan, all employees are eligible to receive restricted stock (which are awards that give the participant the right to receive shares of common stock at the end of a specified period if he or she continues to be an employee of the Corporation at the end of such period), performance shares (which are awards to receive shares of common stock if certain performance goals are met) and performance units (which are awards to receive a fixed dollar amount, payable in cash, common stock or a combination of such if certain performance goals are met). Stock option awards generally vest over a five-year or four-year period and expire in ten or eight years. Consistent with these purposes, options were granted under the 1988 Plan to certain of the Corporation's executive officers during the fiscal year ended June 26, 1998.

  The Corporation has a Supplemental Retirement Plan for a select group of management employees. Participants who have been such for ten years and remain employees until age 65, will receive a supplemental retirement benefit of $18,000 a year payable for 15 years. Participants who have been such for five years and are age 60 or older or who have been a participant for ten years and are age 55 or older, may elect to retire and receive a reduced supplemental retirement benefit. The years of service requirements were waived for three executive officers who had participated in the Supplemental Retirement Plan prior to the amendment of such plan to include years of service requirements. Beneficiary benefits are a part of this plan.

  The Corporation maintains certain broad-based employee benefit plans in which senior executives participate. These plans include Retirement Savings and Profit Sharing Plans, life and health insurance plans, and change of control agreements. These plans are not directly tied to the Corporation's performance.

  Chief Executive Compensation: On June 16, 1998, David A. Woodle was appointed President and Chief Executive Officer of the Corporation, effective July 20, 1998. The Corporation has entered into an employment agreement with Mr. Woodle, pursuant to which he has agreed to serve as President and Chief Executive Officer of the Corporation for a term of two years ending on July 19, 2000. The agreement provides for an annual base salary of $200,000 (subject to annual review by the Committee), as well as certain fringe benefits. The agreement further provides that Mr. Woodle is eligible to participate in the Corporation's profit incentive plan then in effect. In accordance with the terms of his agreement, Mr. Woodle was granted an option for the purchase of 50,000 shares of the Corporation's Common Stock of the Corporation under the 1988 Plan, vesting over a four-year period at a rate of 12,500 shares per year. The agreement also provides that in the event that Mr. Woodle's employment with the Corporation is terminated involuntarily within 18 months of a change of control (defined as ownership of 30 percent or more of the Corporation's voting stock or a merger, sale of 50 percent or more of the assets of the Corporation or a change in a majority of Directors), Mr. Woodle would be entitled to receive two times his annual salary, two times the Corporation's annual 401(k) matching contribution made on his behalf and continuation of health and other insurance programs and other fringe benefits for a period of two years. Mr. Woodle would also receive an amount in cash equal to two times the amount that would have been paid to him under the Corporation's profit incentive plan then in effect. In addition, all outstanding options held by Mr. Woodle would become immediately exercisable and remain exercisable until the original expiration date of such options, subject to the requirements of the Internal Revenue Code. Mr. Woodle will be entitled to the same benefits described above if, within two years following such a change of control, he resigns based on his good faith belief that his status or responsibilities with the Corporation has or have diminished subsequent to a change of control.

  The Committee determined the terms and provisions of Mr. Woodle's compensation arrangements in its subjective discretion, based, at least in part, upon the Committee's evaluation of the Corporation's need to attract, motivate and retain highly qualified executive officers. Such terms and provisions were determined as a result of negotiations between the Committee and Mr. Woodle.

      Submitted by,

      Donald M. Cook, Jr., Chairman
      Anne P. Jones
      Dr. James J. Tietjen

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation received by certain executive officers of the Corporation.

                                                                  LONG-TERM
                                                                 COMPENSATION
                                 ANNUAL COMPENSATION                AWARDS
                         -----------------------------------     ------------
                                                                                ALL
                                                     OTHER                     OTHER
                                                    ANNUAL                    COMPEN-
  NAME AND PRINCIPAL     FISCAL                     COMPEN-        OPTIONS    SATION
       POSITION           YEAR  SALARY($) BONUS($) SATION($)         (#)      ($)(1)
  ------------------     ------ --------- -------- ---------     ------------ -------
David A. Woodle(2)        1998       --       --        --             --         --
President and Chief       1997       --       --        --             --         --
Executive Officer         1996       --       --        --             --         --
Richard E. Perry(3)       1998  $205,776  $42,564  $ 31,638(4)         --     $ 6,454
Chairman                  1997  $153,851  $ 4,095  $  7,200         25,000    $10,790
                          1996  $200,000  $48,741  $  7,200         50,000    $ 8,239
Scott C. Chandler (5)     1998  $180,302      --   $  5,400(6)      25,000(7) $12,504
President and Chief       1997  $173,839  $51,212  $  1,800         50,000    $55,210
Executive Officer         1996       --       --        --             --         --
Chris A. Miller           1998  $111,440  $25,690  $    928(8)      20,000    $ 6,903
Vice President-Finance,   1997  $ 94,898  $ 2,327  $  1,401            --     $ 6,305
Secretary and Treasurer   1996  $ 86,986  $20,852       --          13,500    $ 6,961
Gerhard B. Nederlof(9)    1998  $135,114  $31,148  $119,034(10)     20,000    $ 6,905
Senior Vice President--   1997  $118,217  $ 2,568  $ 25,106            --         --
Marketing and Services    1996  $ 96,515  $27,563  $ 13,000          5,375        --
David J. Eng(11)          1998  $116,904  $26,950  $    250(12)     20,000    $ 7,029
Senior Vice President--   1997  $101,825  $ 2,388  $    250            --     $ 6,679
Sales                     1996  $ 93,323  $22,644  $    650          5,375    $ 7,653
Donald F. Miller          1998  $102,118  $23,541  $  1,113(13)     17,000    $ 6,194
Vice President, Opera-
 tions &                  1997  $ 89,905  $ 2,204  $  1,477            --     $ 5,978
Manufacturing             1996  $ 81,196  $13,109  $    294         12,000    $ 5,014

--------
(1) Consists of the Corporation's matching contributions to the Corporation's employees' retirement savings plans for the account of the persons indicated in fiscal year 1998.
(2) The Company's Board of Directors elected Mr. Woodle as the Company's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
(3) Includes compensation for acting as interim Chief Executive Officer from April 7, 1998 until July 20, 1998.
(4) Includes $1,800 payment for car allowance and $29,838 reimbursement for financial and tax planning.
(5) Mr. Chandler served as President and Chief Executive Officer of the Corporation from August 13, 1996 until his resignation, effective April 7, 1998.
(6) Represents payment for car allowance.
(7) These options were cancelled when Mr. Chandler terminated his employment with the Corporation.
(8) Represents travel savings sharing of $428 and miscellaneous bonus of $500.
(9) Mr. Nederlof was appointed Senior Vice President-Marketing, Business Development and Services effective March 1, 1997 and was appointed to his present position effective September 1, 1998. He had previously served in several executive sales positions with the Corporation.
(10) Represents relocation expenses of $112,107, housing allowance of $4,088, transportation allowance of $2,215 and miscellaneous bonus of $624.
(11) Mr. Eng was appointed Senior Vice President-Worldwide Sales effective March 1, 1997 and was appointed to his present position effective September 1, 1998. He had previously served in several executive sales positions with the Corporation.
(12) Represents miscellaneous bonus.
(13) Represents travel savings sharing.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the grant of stock options during the 1998 fiscal year to the executive officers named in the summary compensation table. All such grants were made under the Corporation's 1988 Stock Option Plan.

                                                                   POTENTIAL
                                                                   REALIZABLE
                                                                VALUE AT ASSUMED
                                                                ANNUAL RATES OF
                                                                     STOCK
                                                                     PRICE
                                                                  APPRECIATION
                                                                   FOR OPTION
                                 INDIVIDUAL GRANTS                   TERM(1)
                     ------------------------------------------ ----------------
                                 % OF TOTAL
                                  OPTIONS
                                 GRANTED TO EXERCISE
                      OPTIONS    EMPLOYEES  OR BASE
                     GRANTED(2)  IN FISCAL    PRICE  EXPIRATION
     NAME                (#)        YEAR     ($/SH)     DATE     5%($)   10%($)
     ----            ----------  ---------- -------- ---------- ------- --------
David A. Woodle(3)        --        --          --        --        --       --
Richard E. Perry          --        --          --        --        --       --
Scott C. Chandler      15,000(4)    1.8%    $ 11.25    n/a (4)  $80,571 $192,981
                       10,000(4)    1.2%    $15.875    n/a (4)  $75,796 $181,545
Chris A. Miller        12,000       1.4%    $  9.75   7/22/05   $55,862 $154,384
                        8,000       1.0%    $ 14.75   6/16/06   $56,340 $145,236
Gerhard B. Nederlof    12,000       1.4%    $  9.75   7/22/05   $55,862 $154,384
                        8,000       1.0%    $ 14.75   6/16/06   $56,340 $145,236
David J. Eng           12,000       1.4%    $  9.75   7/22/05   $55,862 $154,384
                        8,000       1.0%    $ 14.75   6/16/06   $56,340 $145,236
Donald F. Miller       10,000       1.2%    $  9.75   7/22/05   $46,552 $128,654
                        7,000       0.8%    $ 14.75   6/16/06   $49,297 $127,081

--------
(1) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Corporation's stock price.
(2) The options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. Unless otherwise indicated, the options become exercisable in increments of 25% per year over four years, beginning on the first anniversary of the date of grant.
(3) The Company's Board of Directors elected Mr. Woodle as the Company's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
(4) Mr. Chandler terminated his employment with the Corporation effective April 7, 1998 at which time these options were cancelled.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth information concerning the exercise of stock options during the 1998 fiscal year by the executive officers named in the summary compensation table.

                                                                              VALUE OF
                                                              NUMBER OF      UNEXERCISED
                                                             UNEXERCISED   IN-THE-MONEY(2)
                                                               OPTIONS         OPTIONS
                                                                 AT              AT
                                                             FY/END (#)     FY/END ($)(3)
                      SHARES ACQUIRED                       EXERCISABLE/    EXERCISABLE/
     NAME             ON EXERCISE (#) VALUE REALIZED ($)(1) UNEXERCISABLE   UNEXERCISABLE
     ----             --------------- --------------------- ------------- -----------------
David A. Woodle(4)           --                  --                   --                --
Richard E. Perry             --                  --             200,000/0 $  1,440,625/$  0
Scott C. Chandler(5)         --                  --                     0 $               0
Chris A. Miller              --                  --          8,400/28,700 $27,150/$ 126,250
Gerhard B. Nederlof          --                  --         17,198/27,621 $121,458/$145,510
David J. Eng                 --                  --         14,725/32,275 $38,500/$ 150,500
Donald F. Miller           3,000             $27,900         8,100/25,400 $17,550/$ 106,875

--------
(1) Represents the market value of option shares on the date the options were exercised, less the exercise price. The value realized was determined without consideration of taxes payable as a result of exercise.
(2) "In-the-Money" options are options with an exercise price less than the market price of the Corporation's Common Stock at June 26, 1998.
(3) Based on the market value of $17.875 per share on June 26, 1998.
(4) The Company's Board of Directors elected Mr. Woodle as the Company's President and Chief Executive Officer on June 16, 1998, effective July 20, 1998.
(5) Mr. Chandler terminated his employment with the Corporation effective April 7, 1998, at which time all of his outstanding options were cancelled.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  In June 1998, the Corporation and Mr. Woodle entered into an employment agreement. This agreement is described in the "Report of Board of Directors' Compensation Committee on Executive Compensation" in this Proxy Statement.

  On July 21, 1997, the Corporation and Mr. Perry entered into an amended and restated employment agreement which renewed and extended Mr. Perry's employment until October 31, 2000 (subject to retirement in Mr. Perry's discretion upon 30 days' notice). As amended, the agreement provides that Mr. Perry will serve as the Chairman of the Corporation's Board of Directors for which he will be entitled to receive an annual base salary of $100,000 and incentive compensation as a participant in the Corporation's profit incentive plan then in effect. The agreement also provides that options granted to Mr. Perry under the 1988 Plan shall continue to be exercisable following his retirement (or other termination of employment) for a period equal to the lesser of five years or the stated expiration date of the options. Upon Mr. Perry's retirement (or death prior to retirement), the agreement provides for continuing payments to Mr. Perry of $50,000 per year for his life (and, upon his death, for the life of his spouse). In addition, the agreement provides that in the event of a change in control (defined as ownership of 30 percent or more of the Corporation's voting stock or a merger, sale of substantially all the assets of the Corporation or a change in a majority of Directors), which results within 18 months in involuntary termination of employment, he shall be entitled to receive two times his then annual salary plus any awards under any incentive compensation plans, two times the Corporation's annual 401(k) matching contribution made on his behalf, continuation of health and other insurance programs and other fringe benefits for a period of two years, plus cash sufficient to purchase a paid-up annuity of $1,000 a month for life. In addition, all outstanding options held by Mr. Perry will become immediately exercisable (if not already exercisable), and shall remain exercisable until the original expiration date of such options, subject to the requirements of the Internal Revenue Code.

Mr. Perry will be entitled to the same benefits described above if, within two years following such a change of control, he resigns based on his good faith belief that his status or responsibilities with the Corporation has or have diminished subsequent to a change of control.

  The Corporation and Mr. Nederlof entered into an employment agreement in 1992 which expired at the end of 1996. On July 30, 1997, the Corporation and Mr. Nederlof entered into a new employment agreement which provides that Mr. Nederlof will serve as the Corporation's Senior Vice President-Marketing, Business Development and Services (Mr. Nederlof's title was subsequently changed to Senior Vice President-Marketing and Services effective September 1,
1998) until November 3, 1999. The agreement provides for an annual base salary of $115,000 through June 27, 1997, and $128,000 thereafter, subject to annual review by the Corporation. The agreement also provides Mr. Nederlof with incentive compensation as a participant in the Corporation's profit incentive plan then in effect, an annual supplemental retirement benefit of $18,000 per year pursuant to the Corporation's Supplement Retirement Plan and certain other fringe benefits. In addition, the agreement provided for an initial relocation expense payment of $36,900 paid from March to June 1997 and a final relocation expense payment of $120,000 to be paid on or before June 26, 1998 in connection with Mr. Nederlof's relocation to State College, Pennsylvania, with such final relocation expense payment subject to full or partial repayment in the event Mr. Nederlof voluntarily resigned from his employment with the Corporation during the one year period following the date of the agreement.

  In addition, the Corporation has a change of control agreement with each of the Corporation's officers (other than Messrs. Perry and Woodle) which becomes effective upon a change in control of the Corporation, as defined in the agreement. In the event an officer is terminated involuntarily within 18 months after a change in control, the officer shall be entitled to: (a) two times annual salary; (b) two times the Corporation's contribution to the officer's Retirement Savings & Profit Sharing Plan; (c) the sum of the prior two years' awards from the profit incentive plan then in effect; (d) 24 months' coverage under the Corporation's various health insurance plans; (e) benefits payable under the Supplemental Retirement Plan, even if the officer has not yet attained age 55; and (f) all outstanding stock options become immediately exercisable. If the officer resigns within 18 months after a change in control, the officer shall be entitled to the same benefits as from an involuntary termination if: (a) the officer determines there has been a significant change in his/her responsibilities or duties; or (b) the officer's base salary is reduced by more than ten percent; or (c) the officer is required to relocate more than 40 miles from his/her former place of work. The Corporation is responsible for the fees and expenses of counsel (up to a maximum of $500,000) and any additional amount required to "gross up" the amount paid to cover federal and state income taxes payable by such officer relating to such payments that the officer incurs in the enforcement of his or her rights under this agreement by litigation or other legal action.

LOGO
                             PERFORMANCE GRAPH
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      AMONG C-COR ELECTRONICS, INC.
                  NASDAQ MARKET INDEX AND PEER GROUP INDEX

COMPANY/INDEX                               FISCAL YEAR ENDED
-------------             ---------------------------------------------------
                           1993     1994     1995     1996     1997     1998
                           ----     ----     ----     ----     ----     ----
C-COR Electronics, Inc.    100.00   169.23   376.07   246.15   145.30   244.44
PEER GROUP                 100.00   117.85   168.43   164.63   211.08   250.19
NASDAQ Market Index        100.00   109.66   128.61   161.89   195.02   258.52

                     ASSUMES $100 INVESTED ON JULY 1, 1993
                         ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING JUNE 26, 1998

  Peer Group consists of the publicly traded equipment vendors as listed in Multichannel News. For 1998, these companies were ADC Telecommunications, Inc.; Amphenol Corp. (Class A); Antec Corp.; Broadband Technologies, Inc.; CommScope, Inc.; CSG Systems International Inc.; Enterprise Software Inc. (formerly known as IndeNet Inc.); General Instrument Corp.; General Semiconductor, Inc.; Harmonic Lightwaves, Inc.; Oak Industries, Inc.; PICO Products, Inc.; Scientific-Atlanta Inc.; USCS International Inc. and Wegener Corporation. In July 1997, General Instrument, Inc. effected a split-up of its businesses into three publicly-traded companies: General Semiconductor, Inc.; CommScope, Inc. and NextLevel Systems, Inc. NextLevel Systems, Inc. changed its name to General Instrument Corp. in 1998. The companies included in the Multichannel News list may change from year to year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, Directors and ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended June 26, 1998, its officers, Directors and ten-percent shareholders complied with all applicable Section 16(a) filing requirements.

                             INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP, independent certified public accountants, audited the consolidated financial statements of the Corporation for the fiscal year ended June 26, 1998. Representatives of KPMG Peat Marwick LLP are expected to attend the 1998 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Board of Directors has selected KPMG Peat Marwick LLP as the independent public accountants to audit the Corporation's consolidated financial statements for the fiscal year ending June 25, 1999.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the meeting other than those referred to herein. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

  It is important that proxies be returned promptly. Each shareholder who does not expect to attend the meeting in person is urged to sign and date the enclosed form of proxy and return it by mail. No postage is necessary if it is mailed in the United States.

                                          By order of the Board of Directors,

                                          /s/ Chris A. Miller

                                          CHRIS A. MILLER
                                          Vice President-Finance, Secretary
                                          and Treasurer
September 21, 1998

                                  [PROXY CARD]


C-COR ELECTRONICS, INC.       PROXY SOLICITED ON BEHALF OF THE
STATE COLLEGE, PA             BOARD OF DIRECTORS OF THE
                              CORPORATION FOR ANNUAL MEETING OF
                              SHAREHOLDERS TO BE HELD OCTOBER 13, 1998


PROXY

          The undersigned hereby appoints Richard E. Perry, Donald M. Cook, Jr. and Javad K. Hassan, and each of them, attorneys and proxies, with power of substitution in each of them to vote and act for and on behalf of the undersigned at the Annual Meeting of Shareholders of C-COR Electronics, Inc. to be held on Tuesday, October 13, 1998, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

          IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE REVERSE HEREOF SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


(PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.
                                         ---

1.   ELECTION OF DIRECTORS

FOR all nominees listed at right               NOMINEES:
                                                 FOR A TERM EXPIRING IN 2001:
(except as marked                                Anne P. Jones
to the contrary below)    [_]                    Dr. James J. Tietjen
                                                 John J. Omlor

WITHHOLD AUTHORITY to                            FOR A TERM EXPIRING IN 1999:
vote for all nominees                            David A. Woodle
listed at right           [_]



TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

__________________________________________________


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.





SIGNATURE_____________    SIGNATURE______________  DATED  ________ ,1998
                (SEAL)                     (SEAL)


NOTE: SIGNATURE SHOULD BE THE SAME AS THE NAME PRINTED ABOVE: EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND OFFICERS OF CORPORATIONS SHOULD ADD THEIR TITLE WHEN SIGNING.

                                       2